Exhibit 99.1

NEWS RELEASE

Contacts:	Steven J. Janusek
Executive Vice President & CFO
sjanusek@reddyice.com
800-683-4423

REDDY ICE REPORTS FOURTH QUARTER

 AND FULL YEAR 2010 RESULTS

Revenues increased by $0.5 million in the fourth quarter of 2010, resulting in the third consecutive quarter of year over year revenue growth

Five acquisitions completed in the fourth quarter of 2010 for a total purchase price of $6.6 million; full year 2010 total of sixteen acquisitions with a purchase price of $19.2 million

Eight acquisitions completed in the first quarter of 2011 for a total purchase price of $8.4 million

The Civil Fraud Division of the United States Department of Justice concluded its investigation of the packaged ice industry in March 2011, indicating no action would be taken against the Company or its employees

MARCH 31, 2011 - DALLAS, TEXAS - Reddy Ice Holdings, Inc. (NYSE: FRZ) today reported financial results for the fourth quarter and twelve months ended December 31, 2010.

Revenues for the fourth quarter of 2010 were $55.3 million, compared to $54.7 million in the same quarter of 2009.  The Company’s net loss was $29.0 million in the fourth quarter of 2010, compared to net loss of $2.0 million in the same period of 2009.  Net loss per share was $1.26 in the fourth quarter of 2010 compared to a net loss per share of $0.09 in the same period of 2009.

Included in the results for the fourth quarter of 2010 was an impairment of long-lived assets of $9.8 million and $1.7 million of costs related to the antitrust investigations and related litigation.  During the fourth quarter of 2009, there was no comparable impairment charge, while there was a $5.0 million insurance recovery, net of costs, related to the antitrust investigations and related litigation.  The impairment of long-lived assets resulted from the Company’s year end physical inventory count of its fixed assets.  In March 2010, the Company refinanced substantially all of its debt.  The Company issued $300 million in principal amount of 11.25% Senior Secured Notes due 2015, $139.4 million in principal amount of 13.25% Senior Secured Notes due 2015, entered into a $35 million revolving credit facility with a group of banks and entered into a facility for the issuance of cash collateralized letters of credit.  Effective August 4,

2010, the Company expanded the size of its revolving credit facility from $35 million to $50 million.  On October 22, 2010, the Company amended and restated its revolving credit facility to amend covenants and certain other terms.  As a result of these financing transactions, the Company recognized $2.4 million of expenses in the fourth quarter of 2010 related to fees, expenses and the write-off of certain debt issuance costs related to the debt that was canceled or repaid.  Interest expense in the fourth quarter of 2010 was $14.4 million, compared to $6.1 million in the fourth quarter of 2009.  Beginning in the second quarter of 2011, the interest expense related to the Company’s notes will be comparable to the same periods of 2010 as the notes will have been outstanding for one year.

On March 21, 2011, the Company’s counsel was informed by the Civil Fraud Division of the United States Department of Justice (the “Civil Fraud Division”) that the Civil Fraud Division had closed its investigation related to the packaged ice industry and would take no action against the Company or its employees.

Adjusted EBITDA, defined as earnings before interest, taxes, depreciation and amortization, and the effects of certain other items was $0.8 million in the fourth quarter of 2010 versus $1.9 million in the same period of 2009.  A discussion regarding the presentation of Adjusted EBITDA in this press release, including reconciliations of Adjusted EBITDA to EBITDA and net income (loss), is set forth below in the section titled, “SUPPLEMENTAL DISCLOSURE REGARDING NON-GAAP FINANCIAL INFORMATION.”

“Revenues increased over the prior year for the third consecutive quarter as a result of a more stable economic environment, generally improved weather conditions and acquisitions, offset by the net impacts of competitive activity,” commented Chief Executive Officer and President Gilbert M. Cassagne.  “Although 2010 was very challenging, our actions and initiatives are contributing to the improving trends in our operations seen in the last half of 2010 and we are encouraged by results so far in the first quarter of 2011.”

Revenues for the full year of 2010 were $315.5 million, compared to $312.3 million in 2009.  The Company’s net loss was $40.5 million for the full year of 2010, compared to net income of $4.2 million in 2009.  Net loss per share was $1.80 for the full year of 2010, compared to net income per diluted share of $0.19 in 2009.  Adjusted EBITDA was $51.8 million for the full year of 2010 versus $65.8 million in 2009.

Included in the results for the full year 2010 was an impairment of long-lived assets of $10.6 million, which was primarily due to a fourth quarter charge resulting from the Company’s year end physical inventory count of its fixed assets.  Included in the full year 2010 results are $0.1 million of insurance recoveries, net of costs, related to the antitrust investigations and related litigation and a $0.2 million net gain realized in connection with an acquisition.  Included in the full year 2009 results are a $0.9 million insurance recovery, net of costs, related to the antitrust investigations and related litigation and a $0.7 million net gain realized in connection with an acquisition. As a result of the financing transactions during 2010, the Company recognized $8.8 million of expenses in the full year of 2010 related to fees, expenses and the write-off of certain debt issuance costs related to the debt that was cancelled or repaid.  Interest expense for the full year 2010 was $50.1 million, compared to $26.8 million in t 2009.

In connection with the Company’s ongoing acquisition strategy, five acquisitions were completed during the fourth quarter of 2010, bringing the full year 2010 total to sixteen.  The five acquisitions had an aggregate purchase price of approximately $6.6 million, bringing the full year total to $19.2 million.  Annual revenues and Adjusted EBITDA associated with these sixteen acquisitions are approximately $16.2 million and $5.2 million, respectively.

During the first quarter of 2011, the Company has completed eight acquisitions.  These acquisitions had an aggregate purchase price of approximately $8.4 million.  Annual revenues and Adjusted EBITDA associated with these eight acquisitions are approximately $8.9 million and $2.0 million, respectively.  “We are pleased to be able to continue acquiring quality ice businesses at attractive prices,” commented Mr. Cassagne.  “We will continue to evaluate all acquisition opportunities as part of our ongoing acquisition strategy and will consider deploying additional capital in this area.”

CONFERENCE CALL

The Company has scheduled a conference call for today, March 31, 2011 at 10:00 a.m. Eastern time.  To participate, dial 877-317-6789 ten minutes prior to the start time, referencing confirmation code 448741.  A telephonic replay will be available through April 7, 2011 and may be accessed by calling 877-344-7529 and using the confirmation code above.  A live webcast and archived replay of the conference call can also be accessed on the Company’s website at www.reddyice.com.

ABOUT REDDY ICE

Reddy Ice Holdings, Inc. is the largest manufacturer and distributor of packaged ice in the United States. With approximately 1,500 year-round employees, the Company sells its products primarily under the widely known Reddy Ice® brand to a variety of customers in 34 states and the District of Columbia.  The Company provides a broad array of product offerings in the marketplace through traditional direct store delivery, warehouse programs and its proprietary technology, The Ice Factory®.  Reddy Ice serves most significant consumer packaged goods channels of distribution, as well as restaurants, special entertainment events, commercial users and the agricultural sector.

This press release contains various “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s belief as well as assumptions made by and information currently available to management.   Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct.  Such statements contain certain risks, uncertainty and assumptions. Should one or more of these risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected.

— Financial Tables Follow —

REDDY ICE HOLDINGS, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2010	2009	2010	2009
	(in thousands, except per share amounts)

Revenues	$55,251	$54,740	$315,455	$312,331
Cost of sales (excluding depreciation)	42,473	40,687	211,260	198,241
Depreciation expense related to cost of sales	9,433	5,618	26,088	21,406
Gross profit	3,345	8,435	78,107	92,684
Operating expenses	12,586	12,692	54,436	50,782
Depreciation and amortization expense	2,318	1,855	8,802	7,066
Loss on dispositions of assets	168	1,727	2,600	2,329
Acquisition expenses	552	—	1,176	79
Impairment of long-lived assets	9,828	—	10,578	—
Gain on diesel hedge	—	—	—	(581)
Cost (insurance recoveries) related to antitrust investigations and related litigation, net	1,700	(4,966)	(124)	(891)
Income (loss) from operations	(23,807)	(2,873)	639	33,900
Interest expense	(14,400)	(6,093)	(50,078)	(26,802)
Interest income	5	9	20	133
Gain on bargain purchase	(32)	582	232	661
Debt refinance costs	(2,361)	—	(8,839)	—
Income (loss) before income taxes	(40,595)	(8,375)	(58,026)	7,892
Income tax (expense) benefit	11,581	6,350	17,537	(3,658)
Net income (loss)	$(29,014)	$(2,025)	$(40,489)	$4,234

Basic net income (loss) per share:
Net income (loss)	$(1.26)	$(0.09)	$(1.80)	$0.19
Weighted average common shares outstanding	22,951	22,579	22,470	22,364

Diluted net income (loss) per share:
Net income (loss)	$(1.26)	$(0.09)	$(1.80)	$0.19
Weighted average common shares outstanding	22,951	22,579	22,470	22,537

REDDY ICE HOLDINGS, INC. AND SUBSIDIARY

OTHER SUPPLEMENTAL INFORMATION

(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2010	2009	2010	2009
	(in thousands)

Packaged ice revenues	$53,433	$52,917	$309,555	$303,845
Other ice revenues	1,818	1,823	5,900	8,486
Total revenues	$55,251	$54,740	$315,455	$312,331

REDDY ICE HOLDINGS, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED BALANCE SHEET DATA

(Unaudited)

	December 31,	December 31,
	2010	2009
	(in thousands)

Cash and cash equivalents	$42,173	$44,649
Restricted cash	10,110	—
All other current assets	39,602	42,930
Total assets	470,925	455,665

Accounts payable and accrued expenses	$39,467	$27,156
Total current and non-current debt (including revolving credit facility)	450,691	390,602
Total stockholders’ equity (deficit)	(29,793)	8,796
Total liabilities and stockholders’ equity (deficit)	470,925	455,665

SUPPLEMENTAL DISCLOSURE REGARDING NON-GAAP FINANCIAL INFORMATION

EBITDA represents the Company’s consolidated net income (loss) before income taxes, interest and depreciation and amortization.  Adjusted EBITDA represents EBITDA as further adjusted to give effect to unusual items, non-cash items, Reddy Ice Holdings, Inc. (“Reddy Holdings”) gains and expenses and other adjustments set forth below, such additional adjustments being required to calculate covenant ratios and compliance under the Company’s new credit facility.  EBITDA and Adjusted EBITDA are not presentations made in accordance with generally accepted accounting principles (“GAAP”) and are not measures of financial condition or profitability. EBITDA and Adjusted EBITDA should not be considered in isolation or as a substitute for “net income (loss)”, the most directly comparable GAAP financial measure, as an indicator of operating performance.

By presenting Adjusted EBITDA, the Company intends to provide investors with a better understanding of its core operating results to measure past performance as well as prospects for the future.  The Company evaluates operating performance based on several measures, including Adjusted EBITDA, as the Company believes it is an important measure of the operational strength of its business.  Furthermore, the additional adjustments included in the calculation of Adjusted EBITDA are required to calculate covenant ratios and compliance under the Company’s credit facility.

Adjusted EBITDA as we have presented it may not be comparable to similarly titled measures used by other companies.  Adjusted EBITDA is not necessarily a measure of the Company’s ability to fund its cash needs, as it excludes certain financial information when compared to “net income (loss)”.  Users of this financial information should consider the types of events and transactions which are excluded.

	Three Months Ended		Year Ended
	December 30,		December 31,
	2010	2009	2010	2009
	(in thousands, unaudited)

Net income (loss)	$(29,014)	$(2,025)	$(40,489)	$4,234
Depreciation expense related to costs of sales	9,433	5,618	26,088	21,406
Depreciation and amortization expense	2,318	1,855	8,802	7,066
Interest expense	14,400	6,093	50,078	26,802
Interest income	(5)	(9)	(20)	(133)
Income tax expense (benefit)	(11,581)	(6,350)	(17,537)	3,658
EBITDA	(14,449)	5,182	26,922	63,033
Other non-cash and excluded charges:
Stock-based compensation expense	652	289	2,075	1,951
Loss on dispositions of assets	168	1,727	2,600	2,329
Impairment of long-lived assets	9,828	—	10,578	—
Acquisition expenses	552	—	1,176	79
Decrease in fair value of diesel hedge	—	290	—	—
Gain on bargain purchase	32	(582)	(232)	(661)
Debt refinance costs	2,361	—	8,839	—
Reddy Holdings items:
Cost (insurance recoveries) related to antitrust investigations and related litigation, net (a)	1,700	(4,966)	(124)	(891)
Adjusted EBITDA	$844	$1,940	$51,834	$65,840

(a)          The cost of the antitrust investigations and related litigation and related insurance recoveries are excluded from the calculation of Adjusted EBITDA as these costs have been paid by Reddy Holdings.  Reddy Holdings is currently paying these costs with the excess cash remaining from the initial public offering of its common stock in August 2005, the funds paid to Reddy Holdings by affiliates of GSO Capital Partners LP in February 2008 in connection with the termination of the merger agreement, proceeds of insurance recoveries by Reddy Holdings and dividends received from Reddy Ice Corporation.

The Company’s credit agreement requires that pro forma effect be given to certain items, such as acquisitions and dispositions of businesses and the purchase of leased assets, when calculating Adjusted EBITDA.  The following table sets forth the calculation of pro forma Adjusted EBITDA:

	Three Months Ended		Year Ended
	December 31,		December 31,
	2010	2009	2010	2009
	(in thousands, unaudited)

Adjusted EBITDA	$844	$1,940	$51,834	$65,840
Acquisition adjustments (a)	231	149	3,186	5,650
Pro forma Adjusted EBITDA	$1,075	$2,089	$55,020	$71,490

(a)          Represents the incremental Adjusted EBITDA of acquired businesses as if each acquisition had been consummated on the first day of the period presented.  All acquisitions included herein were consummated on or before December 31, 2010.